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Exhibit No. 12

                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                             Six Months Ended
                                                                 June 30,
                                                             ---------------
                                                              2003     2002
                                                             ------   ------
Income before income taxes                                   $858.1   $498.2
                                                             ------   ------
Fixed Charges:
    Interest and amortization on indebtedness                  48.3     36.4
    Portion of rents representative of the interest factor      3.4      2.8
                                                             ------   ------
Total fixed charges                                            51.7     39.2
                                                             ------   ------
Total income available for fixed charges(1)                  $909.5   $537.4
                                                             ======   ======
Ratio of earnings to fixed charges                             17.6     13.7
                                                             ======   ======

(1) Excludes interest capitalized, net of amortized interest, of $.3 million and $0 for the six months ended June 30, 2003 and 2002, respectively.

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